EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq: UTMD) announces a program for its loyal hospital customers who understand the clinical importance of continuing to use UTMD's high quality products.

During more than 20 years in business, the excellence of our reputation has been based on quality. Unsupportable charges and rumors caused by the distribution of an unfair FDA press release are harmful, because everyone is deprived of the truth based on the facts. As a responsible and law-abiding manufacturer, we welcome the opportunity to tell this truth and show our appreciation for your support as we continue to provide the best possible service to patients. The substantial reward will continue until the facts supporting our reputation resolve FDA allegations.

Starting for all orders placed after today by hospital customers in the U.S., UTMD will provide a ten per cent (10%) discount from regular established prices. Orders must be placed directly with UTMD in order to be eligible for the discount.

Orders can be placed conveniently by calling Customer Service at (800) 533-4984, sending a fax to (801) 566-2062, or accessing on-line at www.order.utahmed.com.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of well-established, proven safe and effective, disposable and reusable specialty medical devices.